Exhibit 99.1

Steve Madden Announces Appointment of María Teresa Kumar to Board of Directors

LONG ISLAND CITY, N.Y., January 7, 2021 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion-forward footwear, accessories and apparel for women, men and children, today announced that María Teresa Kumar has joined the Board of Directors. Ms. Kumar’s appointment expands the Board to ten directors, eight of whom are independent directors. Ms. Kumar will be a member of the Company’s Corporate Social Responsibility Committee.

Edward Rosenfeld, Chairman and Chief Executive Officer, said, “We are delighted to welcome María Teresa to our Board of Directors. Her expertise in connecting and engaging with young audiences, particularly through digital communications, social media and influencers – combined with her passion for creating positive change in the world – make her uniquely well-suited to assist us in executing our strategy and enhancing value for all our stakeholders.”

Ms. Kumar is the President and CEO of Voto Latino, which she co-founded in 2004 and built into America’s largest Latinx voter registration and advocacy organization. She is also a regular on-air contributor for MSNBC. Ms. Kumar serves on the Boards of Emily’s List and the World Economic Forum’s Global Shapers. She is a World Economic Forum Young Global Leader and a Council on Foreign Relations Life Member. Ms. Kumar is a graduate of Harvard’s Kennedy School and U.C. Davis.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear, accessories and apparel for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Blondo®, GREATS®, BB Dakota® and Mad Love®, Steve Madden is a licensee of various brands, including Anne Klein® and Superga®. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains, mass merchants and online retailers. Steve Madden also operates retail stores and e-commerce websites. Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including ready-to-wear, outerwear, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, fashion sneakers, slippers, dress shoes, sandals and more, visit http://www.stevemadden.com.

Contact

Steven Madden, Ltd.

Director of Corporate Development & Investor Relations

Danielle McCoy

718-308-2611

InvestorRelations@stevemadden.com